Exhibit 10.4

GAME ENGINE AND GAME-SPECIFIC DEVELOPMENT AGREEMENT

This Game Engine and Game-Specific Development Agreement (this “Agreement”) is entered into as of June 17, 2014, by and between Tapinator, Inc., a public Delaware corporation (the “Company”), and Khurram Samad (“KS”).

WHEREAS, the Company is the successor company of Tapinator LLC, a former New York limited liability company that was merged into the Company pursuant to a Securities Exchange Agreement dated June 16, 2014; and

WHEREAS, KS owns, manages, is employed by, or otherwise has a business relationship with a company that develops mobile games (the “Samad Organization”); and

WHEREAS, on September 1, 2013, in exchange for a 41.67% interest in Tapinator LLC, (i) KS transferred to Tapinator LLC the ownership of the mobile games listed in Exhibit A hereto (the “Preexisting Games”), and (ii) KS assumed the roles of President and Chief Technology Officer of Tapinator LLC.

WHEREAS, since 2013, the Samad Organization has invested a significant portion of its resources to develop a broad gaming engine for Tapinator LLC that enables the rapid production of cost-effective, mass-appeal games (the “Gaming Engine”); and

WHEREAS, the Gaming Engine has/will produce, for Tapinator LLC, the mobile games listed in Exhibit B hereto (the “Pre-Public Games”), all of which will launch prior to July 1, 2014; and

WHEREAS, the Samad Organization’s fee for the development of the Gaming Engine, which had been paid by Tapinator LLC and shall continue to be paid by the Company, is equal to 80% of the net revenues (defined in Section 6 below) generated by the Preexisting Games and the Pre-Public Games throughout their entire lifecycles; and

WHEREAS, in light of the historical performance of its mobile games, as well as current trends in the mobile gaming industry with respect to the lifecycle of mobile games, the Gaming Engine is expected to produce additional mobile games for the Company over the ensuing 18 month period.

NOW, THEREFORE, in consideration of the mutual promises, agreements, covenants and obligations contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.     Starting July 1, 2014, the Samad Organization shall develop new mobile games for the Company with gameplay that includes (i) driving, (ii) parking, (iii) block puzzles, (iv) tossing, (v) word puzzles, (vi) movies, (vii) television shows, (viii) songs, (ix) sketches, (x) pictures, (xi) brands, (xii) animal simulations and (xiii) shooting. With the exception of shooting games, KS and the Samad Organization shall not develop mobile games containing, or substantially similar to, the aforementioned gameplay for any entity or individual other than the Company.

2.     It is estimated that the cost to develop each new mobile game will be approximately $5,000, and that four (4) new mobile games will be developed each month, for a total monthly development cost to the Company of $20,000.

3.     At the start of each month, KS will forward to the Company a projection of the new mobile games to be developed during that month, along with each new mobile game’s expected development cost. At the end of each month, KS will forward to the Company the actual development costs incurred to produce that month’s new mobile games.

4.     On an ongoing basis, the Company and KS shall decide whether to produce new mobile games with gameplay and/or in categories other than those referred to in Section 1 above. Such new category games developed for the Company (the “New Category Tapinator Games”) shall be done on an exclusive basis whereby: (a) the Company shall pay the Samad Organization 100% of the costs to develop the New Category Tapinator Games, (b) the Company shall be entitled to 100% of the revenue generated by the New Category Tapinator Games, and (c) KS and the Samad Organization shall not develop mobile games containing gameplay or in the same category of the New Category Tapinator Games for any entity or individual other than the Company.

5.     For those new category games that the Company has decided not to produce pursuant to Section 4 above, but which are developed by Samad (the “New Category Samad Games”), the Company shall be allowed to record on its books 100% of the net revenues of the New Category Samad Games, with a corresponding expense to the Samad Organization equal to 99% of net revenues. The Company shall be entitled to keep a publishing fee of 1% of net revenues on the New Category Samad Games.

6.     With respect to this Agreement, net revenues shall be defined as gross revenues less any expenses incurred by the Company, including without limitation, platform fees, development, marketing and taxes, which flow through the books of the Company.

7.     Payments by the Company to KS for the development of mobile games shall be made at the end of each month, provided no other payment arrangement is agreed-upon by the parties.

8.     KS shall save and hold the Company harmless of and from, and indemnify it against, any and all losses, liability, damages, and expenses (including reasonable attorneys' fees and expenses) the Company may incur or be obligated to pay, or for which the Company may become liable as a result of any action, claim, or proceeding against the Company relative to the Preexisting Games.

9.     KS’s responsibilities under the roles President and Chief Technology Officer of Tapinator LLC shall transfer to the Company, and shall be consistent with the duties and responsibilities that are customary of such roles in a business of similar size and industry as the Company. KS shall devote the amount of time necessary to carry out such responsibilities, and shall control the location where, and the means and methods by which, such responsibilities shall be completed.

10.   This Agreement shall continue until the consent by the parties to its dissolution.

11.   Confidentiality. Each party acknowledges that in the course of doing business, each party will gain access to and knowledge of trade secrets and other nonpublic, confidential and proprietary information concerning the other parties and their businesses (“Confidential Information”). Confidential Information includes, but is not limited to, all proprietary and confidential information of the parties (and any affiliate organizations), as well as their owners, including without limitation: know-how; concepts; methods; techniques; designs; drawings; specifications; computer programs, including software; support materials; information regarding business operations, strategies and plans; client, customer or supplier lists; pricing information; marketing plans or information; other records concerning finances, contracts, services or personnel; copyrights, patents and trademarks; financial information; details of contractual arrangements; information concerning existing, new and contemplated products and technologies; client contacts and identity lists; marketing analyses and strategy; all computer, handwritten, electronic files and other files; or other valuable information that is not publicly known or available.

During the term of this Agreement and for a period of five (5) years thereafter, no party shall copy, use or disclose the Confidential Information of any other party without the prior written consent of the other party or as reasonably required to perform its duties hereunder.

Confidential Information of a party shall not include information that (a) is generally known to the public or readily ascertainable from public sources at the time of the disclosure or use thereof, other than as a result of a breach of confidentiality by the non-disclosing party or any person or entity associated with such party; (b) is independently developed by the non-disclosing party without reference to or reliance on any Confidential Information of the disclosing party; (c) is rightfully obtained by the non-disclosing party from an independent third party who has created or acquired such information lawfully and without restrictions on disclosure and without reference to or reliance on Confidential Information of the owner thereof; or (d) subsequently enters the public domain by no fault of the recipient.

Notwithstanding the foregoing, a party may disclose Confidential Information if, to the extent that and in the manner that it becomes legally obligated to do so pursuant to a valid and enforceable order of a court of competent jurisdiction or other governmental authority having jurisdiction, provided that the disclosing party provides the owner of the Confidential Information reasonable notice prior to disclosing in order to give such owner the opportunity to quash or appeal such order or to obtain a protective order with respect thereto.

The parties acknowledge that some or all of the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. The parties also acknowledge and agree that the covenants contained in this Agreement are essential to protect the goodwill and operations of parties, and that any publication or disclosure of Confidential Information to others may cause immediate and irreparable harm to the parties and that parties shall be entitled to injunctive relief or any other remedies to which it is entitled under law or equity.

12.     For the duration of this Agreement and for two years thereafter, KS will not, directly or indirectly, for himself or as a partner, limited partner, member (e.g., of a limited liability company), officer, director, employee, agent, associate, or consultant, work for, engage in, carry on, or permit such party’s name to be used by companies developing mobile games whose gameplay includes, or is substantially similar to (i) driving, (ii) parking, (iii) block puzzles, (iv) tossing, (v) word puzzles, (vi) movies, (vii) television shows, (viii) songs, (ix) sketches, (x) pictures, (xi) brands, (xii) animal simulations and/or the gameplay of the New Category Tapinator Games. Each party expressly acknowledges and agrees to the reasonableness and enforceability of this covenant not to compete, and that this covenant by each party is a material inducement to the Company to enter into this Agreement.

13.     Before and after termination of this Agreement, the parties agree to refrain from making disparaging comments about any other party and/or its officers, directors, employees, advisors, consultants, clients, partners and/or agents, and further agrees not to take any action that would harm the other parties’ personal, business or professional reputation.

14.     This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof. No covenants, agreements, representations or warranties of any kind have been made by any party except as specifically set forth herein. All prior and contemporaneous discussions, agreements, understandings and negotiations of the parties, oral or written, with respect to such subject matter are superseded by this Agreement. This Agreement may not be modified or amended except in writing.

15.     If any provision of this Agreement, or any part of any provision, is deemed invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full effect, without regard to the invalid portions.

16.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18.     Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

KHURRAM SAMAD	TAPINATOR, INC.

/s/ Khurram Samad	By:	/s/ Ilya Nikolayev
	Name:	Ilya Nikolayev
	Title:	CEO

EXHIBIT A

List of Preexisting Games

Monster Truck Driving

Truck Parking

Trucker Parking

Limousine Parking

Bus Parking

Zombie Sniper Shooter

Carnival Toss

What’s the Word?

What’s the Brand?

4 Pics, 1 Song

4 Scenes, 1 TV Show

4 Scenes, 1 Movie

The Movie Puzzle

The Sketch Puzzle

Movie Crush

EXHIBIT B

List of Pre-Public Games

 Airport Bus Parking/Airport Bus Driving Simulator

 Ambulance Parking Simulator

Army In Town/Army War Tank Simulator/Army Tank Hero/Army Tank Parking/Army Tank Simulator

Army Trucker Parking/Army War Truck Simulator/Army Truck Simulator

 Baby Doctor

Battle Field Tank Simulator

Boat Parking Simulator

Bus Driver /Bus Driving Simulator

 Christmas Girl Spa

Classic Car Parking

Classic Transport Plane

Fire Truck Parking/Fire Truck Simulator

Gift Delivery Truck Parking/Elf Gift Deliver Simulator/Christmas Gift Delivery

Guess the Brand

Guess the Cartoon

Guess The Place

Guess the Sketch

Guess the TV Show

Guess What Doing

Guess What Fruit

Guess What Movie

Guess What Word

Jet Plane Parking/Jet Fighter Parking/Fighter Jet Parking

Jet Ski Driving Simulator

Jumbo Jet Parking/Boeing Parking

Know Your EQ

Love Ride Parking/Valentine Ride Simulator

Places Puzzle

Police Car Parking

Pro Parking: Truck Edition

School Bus Driving

Soccer Fan Bus Driver

Sports Car Parking/Sports Car Rush Drive

Taxi Driver/Pro Parking Taxi

Toy Bus Parking: Kids Cars

Toy Car Parking/Kids Toy Car Rush/Kids Toy Car Parking

Transport Plane Landing/Transporter Plane/Cargo Plane Landing

Transport Trucker

War Trucker

What's He Doing

What's the Fruit

Zombie Hunting

Zombie Sniper/Zombie Sniper Shooting